Exhibit 24.1

POWER OF ATTORNEY

The undersigned does hereby constitute and appoint each of Marino Zigrossi and Lorenza Laureti, with full power of substitution, as the true and lawful attorney-in-fact and agent of the undersigned, and authorizes and designates each of the foregoing attorneys-in-fact to sign on behalf of the undersigned, and to file filings and any amendments thereto, with the Securities and Exchange Commission, made by or on behalf of the undersigned in respect of the beneficial ownership of equity securities of SOLIGENIX, INC. (formerly known as DOR BioPharma, Inc.) held by the undersigned, directly, indirectly or beneficially, pursuant to Sections 13(d), 13(g) and 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations thereunder. The undersigned acknowledges that the foregoing attorneys-in-fact, in serving in such capacity at the request of each of the undersigned, are not assuming any of the undersigned’s responsibilities to comply with Sections 13(d), 13(g) or 16 of the Exchange Act.

This Power of Attorney overrides and replaces any prior power of attorney issued for the same matter and shall remain in full force and effect until the undersigned withdraws it in writing and delivers to each of the foregoing attorneys-in-fact a copy of the withdrawal or the foregoing attorneys-in-fact will be no longer employed nor will serve as director within a company of the Group (namely, employee or director of Essetifin S.p.a., formerly known as Sigma Tau Finanziaria S.p.a., or of a company which is directly or indirectly majority-owned by Essetifin S.p.a.).

IN WITNESS WHEREOF, each of the undersigned has caused this Power of Attorney to be executed as of this 8th day of September, 2017.

LEADIANT BIOSCIENCES, INC.

/s/ Michael Minarich
Name: Michael Minarich
Title: CEO